EXHIBIT 4(a)

                          INVESTMENT ADVISORY AGREEMENT

      INVESTMENT ADVISORY AGREEMENT, made the 1st day of May, 1996, as amended May 1, 1997 with respect to the Money Market Fund, May 1, 1999 with respect to the Equity Index Fund and September 1, 2000 with respect to the Mid-Cap Equity Index Fund and the Aggressive Equity Fund, by and between Mutual of America Capital Management Corporation (the "Adviser"), a Delaware corporation, and Mutual of America Institutional Funds, Inc. (the "Company"), a Maryland corporation.

                               W I T N E S S E T H

      WHEREAS, the Company is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act");

      WHEREAS, the Company is comprised of separate series or funds, each of which pursues its investment objective through separate investment policies, and the Board of Directors may from time to time establish or terminate one or more funds;

      WHEREAS, the Adviser renders advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

      WHEREAS, the Company desires to retain the Adviser to render investment advisory and supervisory services and corporate administration to the Company in the manner and on the terms hereinafter set forth;

      NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Adviser and the Company agree as follows:

1. General. For the period and on the terms set forth in this Agreement, the Adviser shall manage the investment and reinvestment of the assets of the existing funds of the Company, namely the All America Fund and the Bond Fund, and of any additional funds created in the future (collectively, the existing and any additional funds are hereinafter referred to as "Funds"). The Adviser agrees during such period, at its own expense and subject to the supervision of the Board of Directors of the Company, to render the investment advisory services and assume the obligations herein set forth, for the compensation provided by this Agreement.

      The Adviser is authorized to enter into sub-advisory agreements (each a "Sub-Advisory Agreement" and collectively the "Sub-Advisory Agreements") with registered investment advisers (each a "Sub-Adviser" and collectively the "Sub-Advisers") pursuant to which the Adviser delegates to the Sub-Advisers its obligations for providing investment advisory and certain other services in connection with one or more of the Funds; provided, that the Adviser, and not the Company, shall be responsible for any compensation payable under the Sub-


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                                      -2-

Advisory Agreements. Any such Sub-Advisory Agreement may be entered into by the Adviser on such terms and in such manner as may be permitted by the Investment Company Act and the rules and regulations thereunder. For any Fund for which the Adviser has entered into a Sub-Advisory Agreement, the Sub-Adviser shall have the primary responsibility for providing investment advisory services as set forth in Paragraph 2(a),(b) and (c) and shall be responsible for broker-dealer selection as set forth in Paragraph 4 and maintaining books and records as set forth in Paragraph 9, and the Adviser will have supervisory responsibility for investment advisory services furnished by the Sub-Adviser pursuant to the Sub-Advisory Agreement. The Adviser will review the performance of each Sub-Adviser and make recommendations to the Board of Directors of the Company with respect to the retention and renewal of Sub-Advisory Agreements.

2. Investment Advisory Services. (a) In carrying out its obligations to manage the investment and reinvestment of the assets of the Company, the Adviser shall as appropriate and consistent with the limitations set forth in Paragraph 3 hereof:

      (i) perform research and obtain and evaluate pertinent economic, statistical and financial data relevant to the investment policies of each of the Funds as set forth in the then effective registration statement for the Company, as amended from time to time ("Registration Statement"), filed with the Securities and Exchange Commission (the "SEC");

      (ii) consult with the Board of Directors of the Company and furnish to the Board of Directors of the Company recommendations with respect to an overall investment plan for each of the Funds for approval, modification or rejection by the Board of Directors of the Company;

      (iii) determine the composition of the assets of each Fund and implement specific investment and sale opportunities, consistent with any overall investment plans approved by the Board of Directors of the Company;

      (iv) take such steps as are necessary to implement any overall investment plans approved by the Board of Directors of the Company, including making and carrying out decisions to acquire or dispose of permissible investments, management of investments, cash and any other property of the Company, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

      (v) regularly report to the Board of Directors of the Company with respect to the implementation of any approved overall investment plans and any other activities in connection with management of the assets of the Company; and

      (vi)  maintain all required accounts, records, memoranda,  instructions or
            authorizations   relating  to  the  acquisition  or  disposition  of
            investments for each Fund.

      (b) In connection with the purchase and sale of securities for each Fund, the Adviser will arrange for the transmission to the custodian, transfer agent, dividend disbursing agent and/or recordkeeping agent for the Fund (such custodian and agent or agents hereinafter referred to as the "Agent" or collectively the "Agents"), on a daily basis, such confirmations, trade tickets (which shall state industry classifications unless the Adviser has previously furnished a list of classifications for portfolio securities), and other documents and information, including, but not limited to, Cusip or other numbers that identify securities to be purchased or sold on behalf of each Fund and, with respect to mortgage derivative and asset-backed securities purchased by the Adviser for a Fund, 1066Q reports and supplemental information as required to be available pursuant to Internal Revenue Service requirements, as may be reasonably necessary to enable the Agent to perform its administrative and recordkeeping responsibilities with respect to such Fund. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Adviser will arrange for the automatic transmission of the confirmation of such trades to the Company's Agent.

      (c) If the Company has arranged for the valuation of Fund securities to be performed by an Agent, the Adviser will monitor on a daily basis, by review of daily pricing reports provided by the Agent to the Adviser, the determination by the Agent of the valuation of portfolio securities and other investments of each Fund. The Adviser shall not be obligated to independently verify the Agent's pricing determinations, and the Agent's responsibility for accurate pricing determinations of the value of each Fund's securities shall not be reduced by the Adviser's duty to monitor such determinations. The Adviser will assist the Agent in determining or confirming, consistent with the procedures and policies stated in the Registration Statement, the value of any portfolio securities or other assets of each Fund for which the Agent seeks assistance from or identifies for review by the Adviser.

      (d) The Adviser shall provide all the office space, facilities, equipment, material and personnel necessary to fulfill its obligations under this Agreement and shall provide management services to the Company as follows:

      (i) coordinate all matters relating to the functions of the Company's Agents, accountants, attorneys, Sub-Advisers, if any, and other parties performing services or operational functions for the Funds;

      (ii) provide, without remuneration from or other cost to the Company, the services of a sufficient number of individuals competent to perform all of the Company's executive, administrative and clerical functions as are necessary to ensure compliance with federal securities laws as well as other applicable laws and to provide effective supervision and administration of the Company, when such services are not performed by employees or other agents engaged by the Company pursuant to a separate agreement or arrangement with the Company;

      (iii) assist in the preparation of all periodic reports to the shareholders of the Company and all reports and filings required to maintain the registration and qualification of the Company's shares, or to meet other regulatory or tax requirements applicable to the Company, under federal and state securities and tax laws;

      (iv) prepare and, after approval by the Company, file and arrange for the distribution of proxy materials and periodic reports to Company shareholders as required by applicable law;

      (v) prepare, or cause the preparation of, and, after approval by the Company, arrange for the filing of such registration statements and other documents with the SEC and other federal and state regulatory authorities as may be required by applicable law; and

      (vi) take such other action with respect to the Funds, after approval by the Company, as may be required by applicable law, including without limitation the rules and regulations of the SEC and of state securities commissions and other regulatory agencies.

3. Limitations on Advisory Services. The Adviser shall render investment advisory services with respect to assets held by the Funds of the Company and effect all purchases and sales of investments for each Fund thereof in a manner consistent with:

      (a) the investment objectives, policies and restrictions for each Fund as stated in the Registration Statement;

      (b) the Rules and Regulations of the Company;

      (c) the provisions of the Investment Company Act and the rules and regulations thereunder; and

      (d) the qualification of each Fund as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended.

      Any investment program undertaken by the Adviser pursuant to this Agreement shall at all times be subject to any directives of the Board of Directors of the Company or any duly constituted committee thereof acting pursuant to like authority.

4. Brokerage and Research Services. The Adviser shall, subject to the supervision of the Board of Directors of the Company, arrange for the placement of orders for each of the Funds, either directly with the issuer, with any broker-dealer or underwriter that specializes in the securities for which the order is made, or with any other broker or dealer selected by the Adviser, subject to the following limitations.

      The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Funds and will use its best efforts to obtain the most favorable net results, taking into account all appropriate factors, including price, dealer spread or commission, if any, size of the transaction and difficulty of execution. However, in addition to seeking the best price and execution, the Adviser may also take into consideration research and statistical information and wire and other quotation services provided to the Adviser. In any event, the Adviser shall select only brokers whose commissions it believes are reasonable. The Adviser will periodically evaluate the statistical data, research and other investment services provided by brokers and dealers to it. Such services may be used by the Adviser in connection with the performance of its obligations under this Agreement or in connection with other advisory activities or investment operations. In accordance with Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2('I') thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Investment Company Act and Rule 17e-1 thereunder, the Adviser may engage its affiliates, or any Sub-Adviser to the Company and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for a Fund.

5. Compensation. As compensation for its investment advisory services to the Company, the Adviser shall receive an amount calculated as a daily charge at the annual rate of 0.125% of the value of the net assets of each of the Equity Index Fund and Mid-Cap Equity Index Fund, 0.50% of the value of the net assets of the All America Fund, 0.85% of the value of the net assets of the Aggressive Equity Fund, 0.45% of the value of the net assets of the Bond Fund and 0.20% of the value of the net assets of the Money Market Fund, computed in accordance with the Investment Company Act and the Registration Statement.

6. Expenses. (a) The Adviser shall be responsible for all expenses incurred in performing the investment advisory and management services herein set forth (other than costs and expenses payable by any Sub-Adviser under a Subadvisory Agreement), including costs of compensating and furnishing office space for officers and employees of the Adviser connected with investment and economic research, trading and investment management for the Funds and expenses of all Company personnel other than the fees and expenses of directors who are not "interested persons" of the Company.

      (b) Each Fund is responsible for and bears all expenses incurred in its operation that are not specifically assumed by the Adviser or by Mutual of America Securities Corporation pursuant to its Distribution Agreement with the Company. General expenses of the Company not readily identifiable as belonging to one of the Funds will be allocated among the Funds by or under the direction of the Company's Board of Directors in such manner as the Board shall determine to be fair and equitable. Expenses borne by each Fund include, but are not limited to, the following (or the Fund's allocated share of the following):

      (i) the cost (including brokerage commissions, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith;

      (ii) investment advisory fees due hereunder (but not Sub-Advisory fees, which are payable by the Adviser);

      (iii) filing fees and expenses relating to the registration and qualification of the Company or the shares of a Fund under federal or state securities laws and maintenance of such registration and qualifications;

      (iv) fees and expenses payable to the Company's Directors who are not "interested persons" of the Company;

      (v) taxes (including any transfer, income or franchise taxes) and governmental fees;

      (vi) costs of any liability, directors' and officers', uncollectible items of deposit and other insurance and of fidelity bonds;

      (vii)  legal, accounting and auditing expenses;

      (viii) charges of custodians, transfer agents, recordkeeping and other agents;

      (ix) expenses of setting in type and providing to the distributor of the Fund's shares a camera-ready copy of the Company's prospectuses, statements of additional information, and supplements thereto, and expenses of setting in type and printing or otherwise reproducing prospectuses, statements of additional information, supplements thereto, and reports and proxy materials for existing shareholders;

      (x)    fees,   voluntary   assessments  and  other  expenses  incurred  in
             connection with membership in investment company organizations;

      (xi)   costs of meetings of shareholders; and

      (xii)  extraordinary expenses.

      (c) In the event the expenses of the Company for any fiscal year (including the fees payable to the Adviser but excluding interest, taxes, brokerage commissions and litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Company's business) exceed the lowest applicable annual expense limitation established and enforced pursuant to the statute or regulations of any applicable jurisdictions, the compensation due the Adviser hereunder will be reduced by the amount of such excess. If such excess amount exceeds the compensation payable to the Adviser hereunder, the Adviser will not be required to make any additional payments to the Company in reimbursement of such expenses.

7. Services Not Exclusive. The services rendered by the Adviser pursuant to this Agreement are not to be deemed exclusive, and the Adviser may render similar services to other entities so long as its services under this Agreement are not impaired or interfered with.

      It is understood that the Adviser or its affiliates may use any investment research obtained for the benefit of the Company in providing investment advice to its other investment advisory accounts or for use in managing their own accounts. Conversely, such supplemental information obtained by the placement of business for the Company or other entities advised by the Adviser may be considered by and may be useful to the Adviser in carrying out its obligations to the Company.

      When the Adviser deems the purchase or sale of a security to be in the best interests of a Fund as well as other accounts or companies, it may, to the extent permitted by applicable laws and regulations, but will not be obligated to, aggregate the securities to be sold or purchased for such Fund with those to be sold or purchased for other accounts or companies in order to obtain favorable execution and low brokerage commissions. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Company and to such other accounts or companies. The Company recognizes that in some cases this procedure may adversely affect the size of the position obtainable for it.

8. Term of Agreement. This Agreement will continue for two years from the date of its execution and thereafter from year to year but only so long as such continuance is specifically approved with respect to each Fund at least annually either (i) by the Board of Directors of the Company or (ii) by a vote of a majority of the outstanding voting securities of the Fund, provided that in either event such continuance will also be approved by the vote of a majority of the directors who are not interested persons (as defined in the Investment Company Act) of the Company, cast in person at a meeting called for the purpose of voting on such approval. In connection with such approvals, the Board of Directors of the Company shall request and evaluate, and the Adviser shall furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement. This Agreement:

      (a) shall not be terminated by the Adviser without the prior approval of a new investment advisory agreement by vote of a majority of the outstanding shares of each Fund of the Company;

      (b) shall be subject to termination, without the payment of any penalty, by the Board of Directors of the Company, or by vote of a majority of the outstanding shares of the Company, or with respect to a particular Fund by vote of a majority of the outstanding shares of that Fund, in each case on sixty days' written notice to the Adviser;

      (c) shall not be amended  without  specific  approval of such amendment by
(i) the Board of Directors of the Company, or by the vote of a majority of the outstanding shares of each Fund affected by such amendment, and (ii) a majority of those members of the Board of Directors of the Company who are not parties to this Agreement or interested persons of such a party, cast in person at a meeting called for the purpose of voting on such approval; and

      (d) shall automatically terminate upon assignment (as defined under the Investment Company Act) by either party.

9. Recordkeeping. The Adviser shall keep the Company's books and records required to be maintained by it pursuant to this Agreement, the Investment Company Act or otherwise. The Adviser agrees that all accounts and records that it maintains for the Company shall be the property of the Company and that it will surrender promptly to the designated officers of the Company any or all such accounts and records upon request. The Adviser further agrees to preserve for the period prescribed by the rules and regulations of the SEC all such records and accounts as are required to be maintained pursuant to said rules and regulations. The Adviser also agrees that it will maintain all records and accounts regarding the investment activities of each of the Funds in a confidential manner. All such accounts or records shall be made available, within five (5) business days of a written request, to the Company's accountants or auditors during regular business hours at the Adviser's offices. In addition, the Adviser will provide any materials as are required to be maintained pursuant to said rules and regulations. The Adviser also agrees that it will maintain all records and accounts reasonably related to the investment advisory services provided hereunder, as may reasonably be requested in writing by the members of the Board of Directors of the Company or as may be required by any governmental agency having jurisdiction over the Adviser or the Company.

10. Interested and Affiliated Persons. It is understood that members, officers, employees or agents of the Company may also be interested in the Adviser as directors, officers, employees, agents or otherwise.

11. Liability of the Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties on the part of the Adviser (or its officers, directors, agents, employees, controlling persons, and any other person or entity affiliated with the Adviser or retained by it to perform or assist in the performance of its obligations under this Agreement), neither the Adviser nor any of its officers, directors, employees or agents shall be subject to liability to the Company or any shareholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by the Company or any shareholder of the Company in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

12. Use of Name "Mutual of America"; Marks or Symbols. If the Adviser ceases to act as the investment adviser, or, in any event, if the Adviser so requests in writing, the Company agrees it will take all necessary action to change the name of the Company to a name not including the words "Mutual of America". The Adviser may from time to time make available without charge to the Company for its use such marks or symbols owned or employed by the Adviser including marks or symbols containing the name "Mutual of America" or any variation thereof, as it may consider appropriate. Any such marks or symbols so made available will remain the Adviser's property and it shall have the right, upon notice in writing to, require the Company to cease the use of such marks or symbols at any time.

13. Governing Law. This Agreement is subject to the provisions of the Investment Company Act, as amended, and the rules and regulations of the SEC thereunder, including such exemptions therefrom as the SEC may grant. Words and phrases used herein shall be interpreted in accordance with that Act and those rules and regulations, and such exemptions. Without limiting the generality of the foregoing, (a) the term "assignment" shall not include any transaction exempted from Section 15(a)(4) of the Investment Company Act by an order of the SEC, and
(b) as used with respect to the Company or any of its Funds, the term "majority of the outstanding shares" means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented, or (ii) more than 50% of the outstanding shares.

14. Miscellaneous. The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Adviser or the Company, present or future, any materials, reasonably related to the investment advisory services provided hereunder, as may be reasonably requested in writing by the Board of Directors of the Company or as may be required by any governmental agency having jurisdiction.

      IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be signed by their duly authorized officers as of the date first above written.

MUTUAL OF AMERICA                              MUTUAL OF AMERICA CAPITAL
 INSTITUTIONAL FUNDS, INC.                      MANAGEMENT CORPORATION

By:                                            By:
   -----------------------------------            ------------------------------
        Dolores J. Morrissey                           Richard J. Ciecka
        President and Chairman                         President and CEO